Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

ELEPHANT TALK COMMUNICATIONS CORP.,

AND

VSFT Holdings, Inc.

Dated as of September 30, 2016

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Exhibits and Schedules

•	Exhibit A	Form of Promissory Note

•	Exhibit B	Calculation of Purchase Price Protection Payment

•	Exhibit C	Form of License Agreement

•	Exhibit D	Written consent of Atalaya

•	Exhibit E	Schedule of Employees of the Companies receiving Stock Awards from Seller

•	Exhibit F	Form of Opinion of Purchaser’s Counsel

•	Exhibit G	Form of Opinion of Seller’s Counsel

•	Exhibit H	Form of Press Release

•	Schedule 2.03	Consents and Approvals

•	Schedule 2.04(a)	Capitalization

•	Schedule 2.04(c)	Outstanding convertible stock or agreements to issue additional stock

•	Schedule 2.04(d)	Liens or Encumbrances on the ValidSoft Shares

•	Schedule 2.06(a)	Directors and Executive Officers of ValidSoft Limited and ValidSoft UK Limited

•	Schedule 2.07	Compliance with Laws

•	Schedule 2.09	Encumbrances on Intellectual Property of ValidSoft andValidSoft UK

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2016, by and between VSFT Holdings, Inc., a Delaware corporation, (the “Purchaser”), ValidSoft Limited, a company incorporated and registered in the Republic of Ireland (“ValidSoft”), ValidSoft UK Limited, a company formed under the laws of England & Wales (“ValidSoft UK”, and together with ValidSoft, each a “Company” and collectively, the “Companies”), and Elephant Talk Communications Corp., a Delaware corporation (“Seller”).

BACKGROUND

A.           Seller owns all of the issued and outstanding ordinary shares of ValidSoft (the “ValidSoft Shares”) comprising the whole of ValidSoft’s issued share capital, and ValidSoft owns all of the issued and outstanding ordinary shares of ValidSoft UK (the “ValidSoft UK Shares”) comprising the whole of ValidSoft UK’s issued share capital.

B. Purchaser desires to acquire the ValidSoft Shares from Seller, and Seller desires to sell the ValidSoft Shares to Purchaser, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article I
THE PURCHASE

Section 1.01         Sale and Delivery of the ValidSoft Shares. Pursuant to the terms and subject to the conditions set forth herein, including, without limitation, the provisions of Section 4.08 below (Limitations on Transfer), the Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to the Purchaser, the ValidSoft Shares for the consideration set forth in Section 1.03 hereof.

Section 1.02         Closing Date. The closing of the sale and purchase of the ValidSoft Shares (the “Closing”) will take place at the offices of Ellenoff Grossman & Schole LLP at 10:00 a.m. local time on the date hereof, or at such other date, time and place (including remotely by facsimile or other electronic transmission) as is mutually agreed among the parties (such date and time of closing being herein called the “Closing Date”).

Section 1.03         Purchase Price. Subject to the terms and conditions of this Agreement, the consideration for the ValidSoft Shares is USD $3,000,000, consisting of: (a) USD $2,000,000 in cash (the “Cash Amount”); and (b) a promissory note in the amount of USD $1,000,000, the form of which is attached as Exhibit A, (the “Promissory Note”). Collectively the Cash Amount and Promissory Note are referred to as the “Purchase Price”.

Section 1.04         Payment of the Purchase Price. On the Closing Date, the Purchaser shall:

(i)           pay the Cash Amount to Seller by wire transfer of immediately available funds to an account(s) specified in writing by Seller prior to the Closing; and

(ii)          deliver the Promissory Note, duly executed by authorized officers of each of the Purchaser and the Companies.

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Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement and the Closing Date as follows:

Section 2.01         Organization, Standing, and Qualification of the Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has all necessary corporate power to own its property and to carry on its business.

Section 2.02         Authority; Binding Agreement. The Seller has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Seller in connection with or pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by the Seller of this Agreement has been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by the Seller. This Agreement is, and, upon execution and delivery by the Seller at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity.

Section 2.03         No Violation. Except as set forth on Schedule 2.03, the execution, delivery and performance of this Agreement and the Seller Documents by Seller and the consummation of the transactions contemplated hereby will not, to Seller’s Knowledge, (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the certificate of incorporation or bylaws of Seller, or (ii) violate or conflict with, in any material respect, any agreement, law or order to which Seller is subject.

Section 2.04         Ownership of ValidSoft.

(a)          Capital Structure. Schedule 2.04(a) sets forth as of the date hereof a statement of (i) the issued share capital of each of the Companies and (ii) the name of each record owner of such shares and the number or class or series of shares owned by each such shareholder.

(b)          Validity. The ValidSoft Shares are validly issued, fully paid, and non-assessable, and have been issued in full compliance with all U.S. federal and state securities laws.

(c)          Dilution. Except as described in Section 2.04(a), Schedule 2.04(a), and Schedule 2.04(c), to Seller’s Knowledge there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ValidSoft to issue any additional capital stock.

(d)          Title to Outstanding Shares. Except as set forth on Schedule 2.04(d), Seller has good and marketable title to, and is the sole and exclusive owner, beneficially and of record, of, the ValidSoft Shares, free and clear of all liens, encumbrances and security agreements.

Section 2.05         Absence of Brokers. Seller has not engaged the services of any broker or finder in connection with the sale of the ValidSoft Shares pursuant to this Agreement, and upon consummation of the transactions contemplated hereby, no fee or payment shall be due from Seller or ValidSoft to any such broker or finder.

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Section 2.06         Status of Companies.

(a)          Directors and Officers. Section 2.06(a) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar governing body) of the Companies; and (ii) the names and titles of the executive officers of the Companies.

(b)          Subsidiaries. Except for the ownership of ValidSoft UK by ValidSoft, to Seller’s Knowledge, the Companies have never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person.

(c)          No Power of Attorney. To Seller’s Knowledge, the Companies have not granted to any Person any power of attorney in respect of it or any of its assets.

Section 2.07         Compliance with Legal Requirements. Except as set forth on Schedule 2.07, to Seller’s Knowledge, the Seller has not received any notice or other communication from any Person regarding any actual, alleged, possible or potential material violation of, or failure by Seller to materially comply with, any U.S. Law.

Section 2.08         Foreign Corrupt Practices Act. To Seller’s Knowledge, neither the executive officers nor the directors of either Company has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 2.09         Intellectual Property. Except as set forth on Schedule 2.09, Seller has not encumbered any registered patents or copyrights of the Companies, or applications therefor.

Section 2.10         Board Determination. The Seller’s Board of Directors has determined that the transactions contemplated by this Agreement are in the best interests of the Seller and its shareholders and that the consideration being paid is fair. Such determination was made independent of any participation by Patrick Carroll.

Section 2.11         No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Seller, ValidSoft, nor ValidSoft UK, nor any other person on behalf of Seller, ValidSoft or ValidSoft UK, makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, ValidSoft, ValidSoft UK or their respective affiliates, their respective businesses, the Shares or any of the transactions contemplated by this Agreement, and Seller hereby expressly disclaims any other representations or warranties, whether made by Seller, ValidSoft, ValidSoft UK or any of their respective Affiliates or Representatives.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 3.01         Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The names of the members of the board of directors of the Purchaser on and after the Closing (the “Post-Closing Purchaser Board”) are set forth in the officer’s certificate of the Purchaser to be delivered pursuant to Section 4.12(a). The Purchaser, as the sole shareholder of ValidSoft on and after the Closing, has: (i) duly appointed and constituted the board of directors of ValidSoft (the “Post-Closing VS Board”), in accordance with all applicable Law and in accordance with ValidSoft’s Organizational Documents; and (ii) has caused ValidSoft, as the sole shareholder of ValidSoft UK, to duly appoint and constitute the board of directors of ValidSoft UK (the “Post-Closing VS UK Board”), in accordance with all applicable Law and in accordance with ValidSoft UK’s Organizational Documents.

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Section 3.02         Authority.

(a)          The Purchaser, has all requisite corporate power and authority to execute, deliver and perform under this Agreement, the Promissory Note, the License Agreement and the other agreements, certificates and instruments to be executed by the Purchaser in connection with or pursuant to this Agreement (collectively, the “Purchaser Documents”). The execution, delivery and performance by the Purchaser of this Agreement, the Promissory Note, the License Agreement and all Purchaser Documents has been duly authorized by all necessary corporate action on the part of the Purchaser, including by the Post-Closing Purchaser Board and the shareholders of the Purchaser on and after the Closing (the “Post-Closing Purchaser Shareholders”). This Agreement, the Promissory Note, and the License Agreement have been, and at the Closing the other Purchaser Documents will be, duly executed and delivered by the Purchaser. This Agreement, the Promissory Note and the License Agreement, are, and, upon execution and delivery by the Purchaser at the Closing, each of the other Purchaser Documents will be, a legal, valid and binding agreement and obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

(b)          Upon and for as long as Purchaser, ValidSoft and ValidSoft UK, or any of them, have any outstanding obligations under this Agreement, the License Agreement, the Promissory Note or any of the Related Agreements, each of Purchaser, ValidSoft and ValidSoft UK shall have all requisite power and authority to perform under this Agreement, the Promissory Note, the License Agreement, and the other agreements, certificates and instruments to be executed by the ValidSoft and/or ValidSoft UK in connection with or pursuant to this Agreement (the “ValidSoft Documents”). The execution, delivery and performance by ValidSoft and ValidSoft UK of this Agreement and all ValidSoft Documents have been duly authorized by all necessary corporate action on the part of ValidSoft, ValidSoft UK, the Post-Closing ValidSoft Board the Post-Closing ValidSoft UK Board, and the shareholders of ValidSoft and ValidSoft UK on and after the Closing (respectively, the “Post-Closing VS Shareholders” and the “Post-Closing VS UK Shareholders”). This Agreement, the Promissory Note and the License Agreement, are, and, upon execution and delivery by ValidSoft and ValidSoft UK at the Closing, each of the other ValidSoft Documents will be, a legal, valid and binding agreement and obligation of ValidSoft and ValidSoft UK, enforceable against each of ValidSoft and ValidSoft UK in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

Section 3.03         No Violation. The execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser and the ValidSoft Documents by ValidSoft and ValidSoft UK will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any charter provision or bylaw or under any material agreement, order or Law to which the Purchaser, ValidSoft or ValidSoft UK is a party or by which the Purchaser, ValidSoft or ValidSoft UK is in any way bound or obligated.

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Section 3.04       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement.

Section 3.05         Investment Intent. The Purchaser is acquiring the ValidSoft Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “1933 Act”). The Purchaser understands that the ValidSoft Shares are not registered under the 1933 Act or any state securities laws, on the ground that the sale of the ValidSoft Shares is exempt from registration under the 1933 Act and any state securities laws.

Section 3.06         Availability of Funds. The Purchaser has sufficient available funds to enable it to consummate the transactions contemplated hereby and to pay Purchase Price to Seller, and Purchaser understands that under the terms of this Agreement, Purchaser’s consummation of the transactions is not in any way contingent upon or otherwise subject to: (i) Purchaser’s consummation of any financial arrangements or Purchaser’s obtaining of any financing or (ii) the availability, grant, provision or extension of any financing to Purchaser.

Section 3.07         Brokers’ and Finders’ Fees. The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.08         Access to Information. Purchaser acknowledges and agrees that some or all of Purchaser’s officers are or were, immediately prior to the Closing, executive officers of ValidSoft or ValidSoft UK or both. As such, Purchaser acknowledges and agrees that it has access to all information related to the business, operations, financial affairs, books, records and accounts of ValidSoft and ValidSoft UK and that certain items of such information are in Purchaser’s possession.

Article IV
COVENANTS AND AGREEMENTS

Section 4.01         Records Retention. For a period of seven (7) years after the Closing Date, Purchaser shall afford to Seller reasonable access to, and Purchaser shall retain and shall not destroy, all of the books, records, Governmental Authority consents and permits, Tax Returns, reports, data, materials, and documents of the Companies prior to the Closing Date for purposes of preparing Tax Returns and any audit thereof, for purposes of any Proceedings by or against, or governmental investigations of, the Companies or the Seller or its Affiliates in relation to the Companies, to enable Seller to comply with its obligations or enforce its rights under this Agreement, the License Agreement, the Promissory Note or the other Related Agreements.

Section 4.02         Mutual Covenants Regarding Taxes.

(a) All Tax Returns of the Companies related to a Pre-Closing Tax Period that are due (taking into account extensions of due dates) after the Closing Date shall (to the extent practicable and permissible under applicable Law) be prepared by Purchaser, at Purchaser’s sole cost and expense, in a manner consistent with the tax accounting methods and principles that each of the Companies used in its immediately preceding Tax year to report the relevant information to the relevant taxing Governmental Authority. Purchaser shall transmit drafts of income Tax Returns to be filed pursuant to this Section 4.02(a) to Seller at least thirty (30) calendar days before the date(s) such income Tax Returns are required to be filed, taking into account all extensions, and Purchaser shall provide Seller with copies of such other Tax Returns to be filed pursuant to this Section 4.02(a) as Seller may specifically request at least fifteen (15) calendar days before the date(s) such Tax Returns are required to be filed, taking into account all extensions. Seller shall notify Purchaser of any proposed revisions to the draft income Tax Returns within fifteen (15) calendar days after receipt of such draft Tax Returns from Purchaser, and Purchaser and Purchaser shall make such revisions as are reasonably requested by Seller.

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(b) If in connection with any examination, investigation, audit or other Proceeding in respect of any Tax Return covering the operations of either of the Companies on or before the Closing Date, any Governmental Authority issues to either of the Companies or Purchaser a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such Tax Return, Purchaser shall notify Seller of the receipt of such communication from the Governmental Authority within ten (10) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement, except to the extent that such failure or delay shall actually prejudices Seller. Seller shall control any examination, investigation, audit or other Proceeding in respect of any such Tax Return to the extent that it relates to a Tax Return for a period ending on or prior to the Closing Date; provided, that Seller shall not settle or otherwise resolve any issue if such settlement or other resolution relates to Taxes for which Seller is not liable under this Agreement without the permission of Purchaser (which permission will not be unreasonably withheld, conditioned or delayed).

(c) In furtherance of the provisions of Sections 4.02(a) and Section 4.02(b), Purchaser, as and to the extent reasonably requested by Seller, and Seller, as and to the extent reasonably requested by Purchaser, shall, and shall cause each of the Companies to, cooperate fully in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

Section 4.03         Seller Confidentiality.

(a)          Seller acknowledges and agrees that the records, books, data and other confidential information which were created by the Companies (other than any such confidential information that was created by either of the Companies for the Seller) and which primarily concern each of the Companies’ respective financial status, products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers, and which does not primarily relate to Seller’s business, are considered by Purchaser to be confidential and are valuable, special and unique assets of each of the Companies, as appropriate, access to and knowledge of which are essential to preserve the goodwill and going business value of the Companies for the benefit of Purchaser and Purchaser’s Affiliates. In recognition of the highly competitive nature of the industry in which the Companies’ business will be conducted, Seller further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach by Seller of this Agreement), , obtained by Seller as a result of Seller’s past affiliation with either of the Companies, shall be considered confidential information of the Companies (collectively, the “Company Confidential Information”). For the avoidance of doubt, confidential information which otherwise fits the definition of Company Confidential Information, and which is in the possession of the Companies as a result of their operations prior to the Closing, other than information related to the operations of Seller, shall be deemed to be Company Confidential Information.

(b)          Company Confidential Information shall not include: (i) information that is or becomes available to the Seller from a source other than either of the Companies, Purchaser or any of their respective Affiliates, provided that such source is not, to Seller’s Knowledge, prohibited from disclosing such information by a contractual or fiduciary obligation to either of the Companies, Purchaser or any of their respective Affiliates; and (ii) information which meets the definition of Seller Confidential Information (as defined in Section 4.04 below).

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(c)          In recognition of the foregoing in Section 4.03(a) and (b) above, Seller hereby agrees that Seller will not: (a) disclose, or cause to be disclosed, any of the Company Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by any applicable an Law (including any disclosure requirements of the SEC or stock exchange on which the securities of Seller or its Affiliates are listed or quoted) or Order (provided, that Seller shall, (i) to the extent reasonably possible, give the Purchaser prompt notice of such required disclosure prior to disclosure; (ii) cooperate with the Purchaser in the event that it elects to contest such disclosure in its entirety or a portion thereof or seek a protective order with respect thereto; and (iii) in any event only disclose the Company Confidential Information, or portion thereof, specifically required (after giving effect to any order obtained pursuant to clause (ii) above); or (b) make use of any of the Company Confidential Information for Seller’s or its Affiliates’ own purposes or for the benefit of any Person (except Purchaser or Purchaser’s Affiliates) except as permitted below. Notwithstanding the foregoing: (A) Seller may use and disclose Company Confidential Information in accordance with the License Agreement or the Promissory Note or both, or for the business purposes for which such Company Confidential Information was originally disclosed to Seller or its Affiliates prior to the Closing; (B) Seller may disclose Company Confidential Information to its Affiliates and its and its Affiliates respective Representatives who are required pursuant to written or professional obligations to keep such information confidential (and any disclosure or use of Company Confidential Information by any such Person which if done by Seller would be in violation of this Agreement shall be deemed a violation of this Agreement by Seller); and (C) Seller and its Affiliates and their respective Representatives may disclose Company Confidential Information to the extent necessary to enforce their respective rights or defend any claims under this Agreement and the Related Agreements.

Section 4.04         Purchaser Confidentiality.

(a)          Purchaser expressly acknowledges and agrees that the records, books, data and other confidential information concerning Seller’s and its Affiliates’ respective financial status, products, research and development, services, technology (including how Seller’s technology, products and systems integrate with other technology, products and systems, including that of each of the Companies), Intellectual Property, know-how, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Seller or its Affiliates, regardless of whether such information was obtained by Purchaser through information provided to Purchaser by or on behalf of the Seller or its Affiliates or their respective Representatives or by either of the Companies through their past affiliation with Seller, or otherwise, are considered by Seller to be confidential and are valuable, special and unique assets of Seller and its Affiliates, access to and knowledge of which are essential to preserve the goodwill and going business value of the Seller and its Affiliates. In recognition of the highly competitive nature of the industry in which the Seller’s and its Affiliates respective business will be conducted, Purchaser and the Companies each further agree that all knowledge and information described in the preceding sentence which is not in the public domain (unless such knowledge and information is in the public domain as a result of a breach by Purchaser of this Agreement), and which is obtained by Purchaser, the Companies (or their Representatives) through information provided to Purchaser (or its Representatives) by or on behalf of the Seller or its Affiliates or their respective Representatives or by either of the Companies (or their Representatives) through their past affiliation with Seller, shall be considered confidential information of the Seller (collectively, the “Seller Confidential Information”).

(b)          Seller Confidential Information shall not include information that is or becomes available to either of the Companies, Purchaser or any of the respective Affiliates from a source other than Seller or its Affiliates after the Closing, provided that such source is not, to the Knowledge of the Companies, Purchaser and/or each of their respective Affiliates, prohibited from disclosing such information by a contractual or fiduciary obligation to Seller or its Affiliates.

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(c)          In recognition of the foregoing in Section 4.04(a) and (b) above, Purchaser and each of the Companies hereby agrees that it will not, and will cause the Companies and each of Purchaser and each Company’s respective Affiliates not to, at any time: (i) disclose, or cause to be disclosed, any of the Seller Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by any applicable Law (including any disclosure requirements of the SEC or stock exchange on which the securities of Seller or its Affiliates are listed or quoted) or Order (provided, that Purchaser and the Companies shall, (x) to the extent reasonably possible, give the Seller prompt notice of such required disclosure prior to disclosure; (y) cooperate with the Seller in the event that it elects to contest such disclosure in its entirety or a portion thereof or seek a protective order with respect thereto; and (z) in any event only disclose the Seller Confidential Information, or portion thereof, specifically required (after giving effect to any order obtained pursuant to clause (y) above); or (ii) make use of any of the Seller Confidential Information for Purchaser’s, either of the Companies, or their respective Affiliates’ own purposes or for the benefit of any Person (except Seller or Seller’s Affiliates) under any circumstances. Notwithstanding the foregoing: (A) Purchaser and its Affiliates may disclose Seller Confidential Information to its Affiliates and its and its Affiliates respective Representatives who are required pursuant to written or professional obligations to keep such information confidential (and any disclosure or use of Seller Confidential Information by such any such Person which if done by Purchaser would be in violation of this Agreement shall be deemed a violation of this Agreement by Purchaser); and (B) Purchaser and its Affiliates and their respective Representatives may disclose Seller Confidential Information to the extent necessary to enforce their respective rights or defend any claims under this Agreement or any Related Agreements. Purchaser hereby acknowledges that Seller is a United States public reporting company and that Purchaser is aware and will advise its Affiliates and its and its Affiliates’ respective Representatives that federal and state securities Laws prohibit any Person who has material, non-public information about a publicly traded company (including without limitation, with respect to the Seller, any material Seller Confidential Information or any matters described in Section 4.05 prior to public announcement) from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities, and Purchaser, the Companies and each of their Affiliates and their respective Representatives will abide by all securities Laws relating to the handling of and acting upon such information regarding Seller and its Affiliates.

Section 4.05         Public Announcements. No party hereto shall, and each shall cause its Affiliates and its and its Affiliates’ respective Representatives not to, disclose any information, or make or issue any public release, statement or announcement, concerning this Agreement or the Related Agreements (including the terms, conditions, status or other facts with respect thereto), or the Contemplated Transactions, without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except as such release, statement or announcement may be required by applicable Law (including any disclosure requirements of the SEC or stock exchange on which the securities of Seller or its Affiliates are listed or quoted) or Order, in each case, to the extent reasonably possible, after conferring with the other party concerning the timing and content of such required disclosure. Each party hereby agrees to Seller’s issuance of the press release in substantially the form set forth in Exhibit H hereto.

Section 4.06         Releases by Companies and Purchaser.

(a)          Except as hereinafter provided, each Company and Purchaser, respectively, on their own behalves and on behalf of their respective Affiliates (collectively, the “Company Releasors”), effective on the Closing Date, irrevocably and unconditionally release, waive and forever discharge the Seller, its Affiliates, and the respective officers, directors, stockholders, successors, Representatives and permitted assigns of the Seller and its Affiliates (collectively, the “Seller Releasees”) from any and all claims and Liabilities, but only to the extent arising prior to the Closing (collectively, the “Company Released Claims”). For the avoidance of doubt, this Section 4.06 does not constitute a release with respect to claims arising out of, based on or resulting from this Agreement, any of the Related Agreements, or any other claims or liabilities other than those described as Company Released Claims, above.

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(b)          Each Company and the Purchaser, respectively, irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind against any Seller Releasee, based upon or in connection with any matter purported to be released pursuant to this Section 4.06.

Section 4.07         Right of First Refusal and Purchase Price Protection.

(a)          If, other than in the transaction between Purchaser and Blooming Enterprises, LLC for the purchase by Blooming Enterprises LLC of common stock of Purchaser for an aggregate purchase price of USD $3,000,000, of which $2,000,000 is paid to Seller at the Closing, and which occurs simultaneously with the Closing (the “Investor Transaction”): (i) within 12 months after the Closing (the “Price Protection Period”), Purchaser or any Company (each of Purchaser or any such Company, as applicable, an “Offered Company”), receives an offer from any third party (a “Third Party Purchaser”) or makes an offer to any Third Party Purchaser, for any of the following (any such offer, whether during or after the Price Protection Period, is referred to as a “Sale Offer”): (1) to purchase any of the securities of the Offered Company (a “Stock Sale”), (2) to purchase any of the assets of the Offered Company (an “Asset Sale”); or (3) relating to a merger, share exchange, or other business combination, reorganization, recapitalization or Change of Control involving any Offered Company, or involving an exclusive license of any asset of any Offered Company; (any such proposed transaction, whether during or after the Price Protection Period, is referred to as a “Sale Transaction”); and (ii) the board of directors of each of the Purchaser and the Company or Companies whose approval is required to consummate the Sale Transaction, approves the proposed terms (or substantially similar terms) of the Sale Offer (the “Board Approval”); then

(b)          The Offered Company or Companies (as applicable) shall, within fifteen (15) days after date of the Board Approval (the “Consideration Period”) offer the Sale Transaction to the Seller on the same terms as the Sale Offer and in accordance with the provisions of this Section 4.07 (a “Repurchase Offer”).

(c)          The Purchaser shall make the Repurchase Offer, by giving written notice (the "Repurchase Offer Notice") to the Seller during the Consideration Period, which Repurchase Offer Notice shall state that Purchaser and the Companies (or any of them) has made or received a bona fide offer to or from a Third Party Purchaser and shall specify:

(i)          The name of the applicable Offered Company and the number and type of shares or description of assets to be transferred in the Sale Transaction;

(ii)         the identity of the Third Party Purchaser;

(iii)        the purchase price and the other material terms and conditions of the Sale Offer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv)        the most recent audited and current interim financial statements of the Offered Company or Companies;

(v)         the proposed date, time and location of the closing of the Sale Offer, which shall not be less than 60 days from the date of the Offer Notice; and

(vi)        a copy of the Sale Offer itself.

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The Repurchase Offer Notice shall constitute the Purchaser’s and each Offered Company’s offer to consummate the Sale Transaction with Seller (or a subsidiary or Affiliate of Seller), which offer shall be irrevocable until the end of the ROFR Notice Period (defined below). All information contained in the Repurchase Offer Notice shall be Purchaser Confidential Information and may be used by Seller solely to consider whether to exercise its rights under this Section 4.07.

(d)          Upon receipt of the Repurchase Offer Notice, Seller shall have thirty (30) days (the "ROFR Notice Period") to elect to purchase all (but not less than all) of the shares and/or assets proposed to be sold in the Sale Offer by delivering a written notice (a "ROFR Notice") to the Purchaser stating that it offers to purchase such shares and/or assets on the terms specified in the Repurchase Offer Notice. The ROFR Notice shall constitute a representation and warranty that the Seller has the necessary power and authority to close on the Repurchase Offer.

(e)          If Seller does not deliver an ROFR Notice to Purchaser in accordance with Section 4.07(d), then the Purchaser may, during the 180 day period immediately following the expiration of the ROFR Notice Period, close the Sale Transaction with the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offer Notice; provided neither the Purchaser nor any Offered Company shall close such Sale Transaction, and any attempt to close such Sale Transaction shall be void ab initio unless, at the closing of such Sale Transaction and as a closing condition to such Sale Transaction, Purchaser and the Companies, jointly and severally, pay the following amounts to Seller:

(i)          the accelerated amount of the entire unpaid principal, interest and all other charges and amounts owed or to be owed to Seller pursuant to the Promissory Note; and

(ii)         an amount calculated as set forth in Exhibit B (the “Purchase Price Protection Payment”). For the avoidance of doubt, if the Sale Offer is made or received by Purchaser or any Company within the Purchase Price Protection Period, the Purchase Price Protection Payment will be owed to Seller regardless of when the Sale Transaction is actually consummated, but only if the Sale Transaction is consummated.

(f)           If the Purchaser does not close on the Sale Offer within such 180 day period, the rights provided hereunder shall be deemed to be revived and the Sale Offer shall not be consummated with the Third Party Purchaser unless the Purchaser sends a new Offer Notice in accordance with, and otherwise complies with, this Section 4.07.

(g)          Notwithstanding any other provision of this Section 4.07 (other than Section 4.07(h) below) and regardless of whether Purchaser or any of the Companies make or receive a Sale Offer or contemplate a Sale Transaction during the Price Protection Period, neither the Seller nor any Company shall sign or close any Sale Transaction at any time unless at or prior to the closing of such Sale Transaction: (i) Purchaser and the Companies have caused the License Agreement, in the form attached as Exhibit C (the “License Agreement”), to be agreed to and assumed by the Third Party Purchaser in the case of an Asset Sale, exclusive license of any of an Offered Company’s assets or technology, or Change of Control; and (ii) Purchaser and the Companies have paid to Seller in full, all principal, interest and other charges and amounts owed or to become owed to Seller under the Promissory Note.

(h)          Notwithstanding any other provision of this Section 4.07, if

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(i)          the Purchaser makes or receives a Sale Offer involving the offer of newly issued shares of Purchaser’s capital stock representing up to thirty five percent (35%)of the outstanding shares of capital stock of Purchaser in exchange for cash in immediately available US Dollars (and not involving any: (x) license (other than a license which is expressly states in writing that it is subject to the License Agreement), sale or transfer of any assets of Purchaser, ValidSoft or ValidSoft UK, or (y) sale, transfer or new issuance of securities of ValidSoft or ValidSoft UK, or (z) a change in the majority of the members of the board of directors of Purchaser, ValidSoft or ValidSoft UK) (a “New Purchaser Stock Issuance”); and

(ii)         Purchaser executes a written agreement with Seller requiring Purchaser to payfive percent (5%) of the proceeds of such New Purchaser Stock Issuance up to the outstanding amount of interest, other amounts and charges and principal on the Promissory Note, to Seller, at or prior to the closing of such New Purchaser Stock Issuance (or if multiple closings are held, the prorated portion of the aggregate proceeds from all closings on New Purchaser Stock Issuances shall be paid to Seller at each such Closing), which payment shall first be applied toward the interest due and other lawful charges then accrued pursuant to the Promissory Note, and then toward the principal owed on the Promissory Note; and

(iii)         the purchaser(s) of the shares to be sold in such New Purchaser Stock Issuance have agreed in a writing (in form and substance reasonably acceptable to Seller) to the limitations on the transfer of securities set forth in Section 4.08, including, without limitation, that all certificates representing any and all such shares shall bear the legend set forth in Section 4.08(c), then

(iv)        the provisions in Section 4.07(a) through (g), inclusive shall not apply to a New Purchaser Stock Issuance related to which Seller receives payment in accordance with this Section 4.07(h), or the Investor Transaction.

Section 4.08         Limitations on Transfer. Purchaser, ValidSoft and ValidSoft UK each, jointly and severally acknowledge and agree that:

(a)          Until all principal, interest and other charges and amounts under the Promissory Note have been paid to Seller in full, neither Purchaser, ValidSoft nor ValidSoft UK shall sell, transfer or distribute, or cause or permit to be sold, transferred, or distributed (any such transaction, a “Purchaser Transfer”), any shares, securities or assets of Purchaser, ValidSoft or ValidSoft UK (the “Secured Assets”) that comprise a Change in Control of any of Purchaser, ValidSoft or ValidSoft UK, whether measured as a single transaction or one of a series of transactions; provided that ValidSoft and ValidSoft UK may transfer and license non-material amounts of their assets in connection with the regular conduct of their businesses in the Ordinary Course of Business consistent with past practice. Any such purported transfer in violation of this Section 4.08(a) shall be void ab initio and shall have no force or effect.

(b)          Purchaser, ValidSoft and ValidSoft UK hereby grant to Seller a security interest in the shares and assets of Purchaser, ValidSoft and ValidSoft UK for purposes of securing their obligations under the Promissory Note, which shall arise and be effective immediately upon the occurrence of any Purchaser Transfer in violation of this Section 4.08; provided that such security interest may be released by Seller’s prior written consent, which shall not be unreasonably withheld and which shall be subordinate to any security interest given to the purchaser(s) in and at the time of the Investor Transaction. Seller has the right to file a UCC financing statement or make any other similar filing in any applicable jurisdiction to perfect such security interest. Seller agrees to release or subordinate such security interest if (i) required by a lender to Purchaser or the Companies in connection with the making by such lender of a loan to Purchaser or the Companies, and (ii) the lender commits, in a writing reasonably acceptable to Seller, to paying off all amounts owed to Seller under this Agreement and the Promissory Note upon the closing of such loan or for a New Purchaser Stock Issuance.

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(c)          The Shares of Purchaser, ValidSoft and ValidSoft UK shall bear the following legend until all principal, interest and other charges and amounts owed or to become owed to Seller under the Promissory Note have been paid to Seller in full:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHARE PURCHASE AGREEMENT BETWEEN ELEPHANT TALK COMMUNICATIONS CORP., VSFT Holdings, Inc., VALIDSOFT LIMITED, AND VALIDSOFT UK LIMITED DATED AS OF SEPTEMBER 30, 2016 (THE “ETAK AGREEMENT”), AND THE PROMISSORY NOTE ISSUED BY VSFT HOLDINGS, INC. AND JOINTLY AND SEVERALLY GUARANTEED BY VALIDSOFT LIMITED AND VALIDSOFT UK LIMITED, IN FAVOR OF ELEPHANT TALK COMMUNICATIONS CORP., DATED AS OF SEPTEMBER 30, 2016 (THE “PROMISSORY NOTE”). THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED TO ANY PERSON OR ENTITY EXCEPT AS PERMITTED UNDER THE ETAK AGREEMENT, UNTIL PURCHASER, VALIDSOFT AND VALIDSOFT UK HAVE MADE PAYMENT IN FULL TO ELEPHANT TALK COMMUNICATIONS CORP OF ALL PRINCIPAL, INTEREST, CHARGES AND AMOUNTS OWED OR TO BE OWED TO ELEPHANT TALK COMMUNICATIONS CORP. UNDER THE PROMISSORY NOTE.

(d)          Negative Pledge. Except in connection with a New Purchaser Stock Issuance as defined in Section 4.07(h)(1), until all principal, interest and other charges and amounts owed or to become owed to Seller under the Promissory Note have been paid to Seller in full, neither the Purchaser, ValidSoft nor ValidSoft UK shall:

(i)          create or permit to subsist any mortgage, charge, lien, pledge or other security over the Secured Assets, or any of them, or

(ii)         part with, sell, transfer, lend or otherwise dispose of, whether by means of one or of a number of transactions related or not and whether at one time or over a period of time, the whole or any part of the Secured Assets, or

(iii)        allow any person other than Seller, to be registered as the owner of a senior security interest in such Secured Assets, or

(iv)        do or cause or permit to be done anything which may reasonably be expected in any way to depreciate, jeopardize or otherwise prejudice the value of the security hereby created; or

(v)         permit or authorize the issue of any further shares or other securities of Purchaser, ValidSoft or ValidSoft UK without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed and provided that such shares or securities become subject to the security created under this Section 4.08 and shall bear the legend set forth in Section 4.08(c), provided further that this Section 4.08(d)(v) shall not apply to a New Purchaser Stock Issuance of Purchaser related to which Seller receives payment in accordance with Section 4.07(h).

Section 4.09         Net Operating Losses/Trading Losses. Unless otherwise required by applicable law, Seller will not take action to prevent ValidSoft or ValidSoft UK from claiming net operating losses or trading losses which ValidSoft or ValidSoft UK are otherwise entitled to claim under applicable Law, on their tax returns to be filed by ValidSoft, ValidSoft UK or the Purchaser after the Closing. Notwithstanding the foregoing sentence, Seller makes no representation or warranty about the existence or the ability of either of the Companies or the Purchaser to own or make use of any net operating losses, trading losses or similar tax assets. Seller has no obligation to take any action to enable either of the Companies or the Purchaser to make any use or receive any benefit from any net operating losses, trading losses or similar tax assets.

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Section 4.10         Company Information in Purchaser’s Possession. The parties acknowledge and agree that on and prior to the Closing, Purchaser has had access to all information relating to the Companies and has had certain information of the Companies in its possession. For a period of six (6) months after the Closing, and upon reasonable request by Purchaser, Seller shall make reasonable efforts to provide to Purchaser information relating to the Companies which was requested by the Purchaser, provided that such information exists, is in Seller’s possession, is not in Purchaser’s possession, and does not require Purchaser to incur any significant cost or expense.

Section 4.11         Liabilities of the Companies. After the Closing, Purchaser, ValidSoft and ValidSoft UK shall timely, jointly and severally pay and shall be jointly and severally liable for all Liabilities, Damages and obligations of the Companies, whether such Liabilities, Damages or obligations arose or accrued before or after the Closing, and shall indemnify Seller and its Representatives therefore in accordance with Article VI, below.

Section 4.12         Post-Closing Deliverables.

(a)          As soon as reasonably practicable after the Closing, Purchaser shall deliver to Seller:

(i)            Purchaser Organizational Documents. A copy of the current, duly authorized and validly executed certificate of incorporation and bylaws of the Purchaser;

(ii)           Resolutions of the Post-Closing Purchaser Board and Shareholders. Complete and accurate copies of the resolutions duly and unanimously adopted and executed by: (A) the Post-Closing Purchaser Board and (B) the Post-Closing Purchaser Shareholders, each approving, authorizing and ratifying the execution, delivery and performance of this Agreement, the Promissory Note, the License Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

(iii)          Officer Certificate of Purchaser. A certificate from a duly authorized officer of the Purchaser (the “Purchaser Officer Certificate”) certifying as to: (A) the validity of the copies of the Organizational Documents of the Purchaser as in effect as of the Closing Date, and attaching such copies thereto; (B) the resolutions of the Post-Closing Purchaser Board and Post-Closing Purchaser Shareholders delivered pursuant to Section 4.12(a)(ii) above; (C) the incumbency of the officers of Purchaser authorized to execute this Agreement, the Promissory Note, the License Agreement and all other Related Agreements on behalf of Purchaser; (D) the incumbency of the members of the Post-Closing Purchaser Board; and (E) the due execution, authorization and issuance of the duly executed stock certificates for all of the issued and outstanding securities of Purchaser, each bearing the legend set forth in Section 4.08(c), true, accurate and complete copies of all of which shall be attached to the Purchaser Officer Certificate; and

(iv)          Resolutions of the Post-Closing VS and VS UK Board and Shareholders. Complete and accurate copies of the resolutions duly and unanimously adopted and executed by: (A) the Post-Closing VS Board, (B) the Post-Closing VS Shareholders, (C) the Post-Closing VS UK Board, and (D) the Post-Closing VS UK Shareholders, each approving, authorizing and ratifying the execution, delivery and performance of this Agreement, the Promissory Note, the License Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and respectively ratifying the ValidSoft Officer Certificate and the ValidSoft UK Officer Certificate (each as defined in Section 5.03(c)(iii)) and the items stated therein;

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(v)           Officer Certificates of ValidSoft and ValidSoft UK. A certificate from a duly authorized officer of each of ValidSoft (the “ValidSoft Officer Certificate”) and ValidSoft UK (the “ValidSoft UK Officer Certificate”), respectively certifying as to: (A) the validity of the copies of the memorandum and articles of association (or other analogous documents) for ValidSoft and ValidSoft UK, articles of association memorandum of association Organizational Documents of the Purchaser as in effect after the Closing Date, and attaching such copies thereto; (B) the unanimously adopted resolutions of (1) the Post-Closing VS Board and the shareholders of ValidSoft (each to be certified by the ValidSoft Officer Certificate); and (2) the Post-Closing VS UK Board and the shareholders of ValidSoft UK (each to be certified by the ValidSoft UK Officer Certificate), each as delivered pursuant to Section 4.12(a)(iv) above; (C) the incumbency of the officers of ValidSoft and ValidSoft UK authorized to execute this Agreement, the Promissory Note, the License Agreement and all other Related Agreements on behalf of ValidSoft and ValidSoft UK, respectively; (D) the incumbency of the members of the board of directors of ValidSoft and ValidSoft UK after the Closing; and (E) the validity, truth, and completeness of the copies of the duly executed stock certificates for all of the issued and outstanding securities of ValidSoft and ValidSoft UK, respectively, each bearing the legend set forth in Section 4.08(c), copies of which certificate(s) for ValidSoft shall be attached to the ValidSoft Officer Certificate, and copies of which certificate(s) for ValidSoft UK shall be attached to the ValidSoft UK Officer Certificate

(vi)          Purchaser shall have delivered to Seller a duly executed opinion of Purchaser’s counsel, the form of which is attached as Exhibit F hereto;

(b)          As soon as reasonably practicable after: (x) the Closing and (y) Seller’s receipt from Purchaser of all of the items set forth in Section 4.12(a) above, Seller shall deliver to Purchaser:

(i)            a duly executed stock power, in the form provided by Alex Korff to Seller (if such form is required under the laws of the Republic of Ireland), transferring and assigning the Shares to Purchaser;

(ii)           a certificate of an officer of Seller certifying as to the items set forth in Section 5.02(f) below and the signatures of the officer authorized to execute this Agreement, and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such signatory;

(iii)          Seller shall have delivered to Purchaser a duly executed opinon of counsel in substantially the form attached as Exhibit G.

Article V
CLOSING CONDITIONS

Section 5.01         Conditions to Obligations of both Purchaser and Seller. The respective obligations of the Purchaser and Seller under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by mutual written agreement of the Purchaser and Seller:

(a)          Receipt by Purchaser and Seller of an executed copy of the written consent of Atalaya Administrative LLC (“Atalaya”) to this Agreement and the Related Agreements, as set forth in Exhibit D.

(b)          All necessary third party, contractual and governmental consents, approvals, orders or authorizations for the Contemplated Transactions, and all necessary third party, contractual or governmental notices have been given.

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Section 5.02         Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by the Purchaser in writing:

(a)          Seller shall have delivered to Purchaser a schedule showing a list of ValidSoft and/or ValidSoft UK employees and the amounts (in stock or in dollar amounts to be converted into stock of the Seller) they have been or will be offered by Seller, as set forth on Exhibit E.

(b)          Seller shall make the following available to Purchaser, to the extent they are in Seller’s possession or under Seller’s control, or otherwise in the form provided by Alex Korff to Seller: (i) a copy of the current version of the charter documents of ValidSoft and ValidSoft UK, (ii) a copy of the Articles of Association of ValidSoft and ValidSoft UK.

(c)          Seller shall have delivered to Purchaser the consolidated audited financial statements of Seller, for the year ended December 31, 2015.

(d)          To the extent they are in Seller’s possession and to the extent they are not already in Purchaser’s possession, Seller shall make available and shall not prohibit Purchaser from making copies of the following: the unaudited financial statements of ValidSoft and ValidSoft UK for the three month period ended June 30, 2016. Seller makes no representation or warranty as to the accuracy or completeness of such financial statements.

(e)          All representations and warranties of the Seller contained in this Agreement are true and correct in all material respects (if qualified by materiality) or in all respects (if not qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

(f)          Seller shall have delivered to Purchaser a copy of the resolutions unanimously adopted by the independent directors of Seller, authorizing this Agreement and the Related Agreements;

Seller makes no representation or warranty as to the content, truth, accuracy or completeness of any of the documents, financial statements and books and records of ValidSoft and ValidSoft UK which may be delivered to Purchaser by Seller or which Purchaser may otherwise receive access to pursuant to this Section 5.02. Purchaser acknowledges that all such documents, financial statements and books and records are based upon information provided by one or more officers of Purchaser to Seller, and that Seller shall have no liability to Purchaser, ValidSoft or ValidSoft UK related to any such items to the extent that they are based on information provided by either of the Companies or their respective Representatives.

Section 5.03         Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Seller in writing:

(a)          The Seller shall have received from ValidSoft UK the License Agreement duly executed by ValidSoft UK.

(b)          The Seller shall have received from Purchaser each of the items to be delivered by Purchaser to Seller pursuant to Section 1.04 above (including, without limitation, the Promissory Note), duly authorized and executed by Purchaser, as applicable and as may be reasonably requested by Seller.

(c)          Purchaser, ValidSoft and ValidSoft UK shall have delivered to Seller each of the following:

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(i)          Resolutions of Purchaser Board and Shareholders as of the Closing Date. Resolutions of board of directors and shareholders of the Purchaser each approving, authorizing and ratifying the execution, delivery and performance of this Agreement, the Promissory Note, the License Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

(ii)         Organizational Documents of ValidSoft and ValidSoft UK. Current, true, accurate and complete copies of the memorandum and articles of association or other applicable analogous documents for each of ValidSoft and ValidSoft UK;

(iii)        Resolutions of the ValidSoft and ValidSoft UK Board and Shareholders. complete and accurate copies of the resolutions duly and unanimously adopted and executed as of the Closing Date by: (A) the board of directors of ValidSoft, (B) the Shareholders of ValidSoft, (C) the board of directors of ValidSoft UK, and (D) the shareholders of ValidSoft UK, each approving, authorizing and ratifying the execution, delivery and performance of this Agreement, the Promissory Note, the License Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and respectively ratifying the ValidSoft Officer Certificate and the ValidSoft UK Officer Certificate (each as defined in Section 5.03(c)(iv));

(iv)        Officer Certificates of ValidSoft and ValidSoft UK. A certificate from a duly authorized officer of each of ValidSoft (the “ValidSoft Officer Certificate”) and ValidSoft UK (the “ValidSoft UK Officer Certificate”), respectively certifying as to: (A) the validity of the copies of the memorandum and articles of association (or other analogous documents) for ValidSoft and ValidSoft UK, articles of association memorandum of association Organizational Documents of the Purchaser as in effect as of the Closing Date, and attaching such copies thereto; (B) the unanimously adopted resolutions of (1) the board of directors of ValidSoft and the shareholders of ValidSoft (each to be certified by the ValidSoft Officer Certificate); and (2) the board of directors of ValidSoft UK and the shareholders of ValidSoft UK (each to be certified by the ValidSoft UK Officer Certificate), each as delivered pursuant to Section 5.03(c)(iii) above; (C) the incumbency of the officers of ValidSoft and ValidSoft UK authorized to execute this Agreement, the Promissory Note, the License Agreement and all other Related Agreements on behalf of ValidSoft and ValidSoft UK, respectively; and (D) the incumbency of the members of the board of directors of ValidSoft and ValidSoft UK.

(v)         Certificates of Good Standing. a certificate of good standing for each of Purchaser, ValidSoft and ValidSoft UK, dated within five (5) days of the Closing Date;

(d)          All representations and warranties of the Purchaser contained in this Agreement are true and correct in all material respects (if qualified by materiality) or in all respects (if not qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

Article VI
INDEMNIFICATION

Section 6.01         Survival. Subject to the limitations set forth in this Article VI, all representations, warranties, covenants, and obligations in this Agreement will survive the Closing. All covenants and agreements contained in this Agreement shall survive the Closing until performed in accordance with their terms.

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Section 6.02         General Indemnification and Reimbursement by Seller. Subject to the provisions of this Article VI, Seller shall indemnify and hold harmless Purchaser, its Affiliates and the respective officers, directors, stockholders, successors, Representatives and permitted assigns of Purchaser and its Affiliates (collectively, the “Purchaser Indemnitees”) from and against, and will reimburse the Purchaser Indemnitees for, any loss, Liability, deficiency, damage, Tax or expense (including reasonable legal expenses and out-of-pocket costs, collectively “Damages”) incurred or suffered by the Purchaser Indemnitees arising from any of the following:

(a)          any breach of any representation or warranty made by Seller in this Agreement or in any ;

(b)          any breach by Seller of any covenant or obligation of Seller in this Agreement; and

(c)          any claim based on the fraud of Seller in connection with the Contemplated Transactions.

Section 6.03         General Indemnification and Reimbursement by Purchaser. Subject to the provisions of this Article VI, Purchaser, ValidSoft and ValidSoft UK shall, jointly and severally indemnify and hold harmless Seller, its Affiliates and the respective officers, directors, stockholders, Representatives, successors and permitted assigns of Seller and its Affiliates (collectively, the “Seller Indemnitees”) from and against, and will reimburse the Seller Indemnitees for, any Damages incurred or suffered by the Seller Indemnitees arising from any of the following:

(a)          any breach of any representation or warranty made by Purchaser, ValidSoft or ValidSoft UK or any of their directors, officers or shareholders in this Agreement, or in any consent, resolution or certificate delivered pursuant to this Agreement;

(b)          any breach by Purchaser, ValidSoft or ValidSoft UK of any covenant or obligation of Purchaser, ValidSoft or ValidSoft UK or any of their directors, officers or shareholders in this Agreement or in any consent, resolution or certificate delivered by Purchaser, ValidSoft or ValidSoft UK pursuant to this Agreement;

(c)          any claim based on the fraud of Purchaser, ValidSoft, ValidSoft UK or any executive, director or shareholder of Purchaser, ValidSoft or ValidSoft UK in connection with this Agreement any consent, resolution or certificate delivered pursuant to this Agreement;

(d)          any claim based on or arising out of the actions, operations or businesses, of Purchaser, ValidSoft or ValidSoft UK, whether such claims arose or accrued at any time prior to or after the Closing, including, without limitation, claims based on or related to the current or former employees, consultants and service providers of ValidSoft and ValidSoft UK; and

(e)          without limiting Section 6.03(a), (b), (c) or (d), any claim by any Governmental Authority relating to any Tax liability of Purchaser, ValidSoft or ValidSoft UK, whether related to time periods or arising before or after the Closing.

Section 6.04         Time Limitations. Seller will have no Liability (whether liquidated, contingent or otherwise) to the Purchaser Indemnitees under Section 6.02(a) or 6.02(b) unless on or before the expiration of the twelve (12) month period immediately following the Closing Date (the “Purchaser Claim Notice Period”), Seller is given written notice signed by a Purchaser Indemnitee (a “Claim Notice”) (i) stating that such Purchaser Indemnitee has sustained or incurred Damages subject to indemnification under this Article VI (after taking into account the provisions of this Article VI, (ii) specifying the amount of such Damages (or a good faith estimate thereof to the extent not then known) and (iii) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Damages included in the amount so stated, the date each such item was sustained or incurred, and the nature of the basis for indemnification under this Article VI to which such item is related, including, if applicable, the representation or warranty which has been breached; provided, however, that with respect to any such claim for which a Claim Notice has been given to Seller prior to the expiration of such twelve (12) month period, Seller’s liability to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved. Notwithstanding the foregoing, for claims resulting from fraud on the part of Seller pursuant to Section 6.02(c) or for breach of warranties contained in Sections 2.01-2.04, and 2.07 (“Specified Representations”), the Purchaser Claim Notice Period shall last until the earlier of: (i) twenty four (24) months or (ii) the date on which all amounts owed to Seller pursuant to the Promissory Note have been paid to Seller in full.

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Section 6.05         Limitations on Indemnification.

(a)          Seller will have no Liability (whether liquidated, contingent or otherwise) to any Purchaser Indemnitee pursuant to Section 6.02 until the total of all Damages with respect to such claims exceeds Fifty Thousand U.S. Dollars (USD $50,000.00) (the “Deductible”), in which case the Purchaser Indemnitee shall only be entitled to recover all Damages in excess of the Deductible after the Deductible has been met. A Purchaser Indemnitee shall first be required to offset any Damages owed by Seller to such Purchaser Indemnitee in respect of an indemnification claim against amounts owed to Seller under the Promissory Note, before Seller is required to make any payment to any Purchaser Indemnitee in respect of such indemnification claim, subject to the other limitations of this Article VI.

(b)          Notwithstanding any other provision of this Agreement, if Purchaser incurs any Damages for which it is entitled to indemnification from Seller pursuant to this Article VI, Purchaser’s exclusive remedy and sole recourse against Seller related to this Agreement shall be to offset such indemnifiable Damages against amounts owed to Seller pursuant to the Promissory Note, provided that the maximum amount of Damages that Purchaser shall be permitted in the aggregate to offset against amounts owed to Seller pursuant to the Promissory Note shall be Two Hundred Thousand U.S. Dollars (USD $200,000). For the avoidance of doubt, if the amount owed to Seller pursuant to the Promissory Note is less than Two Hundred Thousand U.S. Dollars (USD $200,000), then Seller’s sole and exclusive Liability to all Purchaser Indemnitees under this Agreement, in the aggregate, shall be limited to such lesser amount.

(c)          Notwithstanding any other provision of this Agreement, no party shall be liable under this Article VI for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages had Knowledge of such breach before Closing.

(d)          Other than for Seller’s Damages related to Purchaser’s breach of Section 4.07 (Right of First Refusal and Purchase Price Protection), Damages shall not include, and no party shall be liable for (directly or indirectly, including through offset against the Promissory Note), any consequential, incidental, indirect, special, punitive or exemplary damages, including any loss of future revenue, income or profits or loss of business reputation or opportunity, except to the extent awarded to a third party in a Third Party Claim for which an Indemnified Party is entitled to indemnification in accordance with the terms of this Article VI.

(e)          If any Indemnified Party collects an amount in discharge of a claim in respect of any Damages pursuant to this Article VI and such Indemnified Party (or an Affiliate thereof) subsequently recovers from a third party a sum which is referable to that claim (such that the Indemnified Party has received an amount in connection therewith in excess of its related Damages) (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall procure that such Affiliate shall) forthwith repay to the Indemnifying Party an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by or on behalf of the Indemnifying Party to the Indemnified Party pursuant to this Article VI).

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(f)          In the event any Damages by any Indemnified Party are covered by insurance or any indemnity, contribution or other similar right against a third party, each Indemnified Party agrees to use its commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right. The amount of Damages otherwise recoverable under this Article VI shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto or (ii) any tax savings actually realized by the Indemnified Party in connection with such Damages.

(g)          Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the third party claims to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(h)          Each Indemnified Party shall use its commercially reasonable efforts to mitigate its expected Damages upon and after becoming aware of any event or condition that would reasonable be expected to give rise to any Damages that are indemnifiable hereunder, including responding to Damages in the same manner as the applicable party would respond to such Damages in the absence of the indemnification provisions of this Agreement.

(i)          Any Damages for which any Indemnified Party is entitled to indemnification under this Article VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement or more than one right to indemnification or by reason of multiple entities being involved.

Section 6.06         Procedure for Indemnification - Third Party Claims.

(a)          All claims for indemnification under this Agreement shall be governed by the procedures set forth in this Section 6.06.

(b)          When a party seeking indemnification under Sections 6.02 or 6.03 (the “Indemnified Party”) receives notice of any claims made by third parties (“Third Party Claims”) which is or may be the basis of a claim for indemnification hereunder, the Indemnified Party shall promptly deliver a Claim Notice to the party from which the Indemnified Party is seeking indemnification in connection therewith (the “Indemnifying Party”); provided, however, that the failure of the Indemnified Party to promptly deliver a Claim Notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been prejudiced thereby. The Claim Notice will include copies of any written complaints or actions received from or filed by, or correspondence with, the applicable third party. Upon receipt of a Claim Notice from the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party may, but shall not be required to, assume the defense of such Third Party Claim. If the Indemnifying Party elects to undertake the defense of any Third Party Claim, it shall use counsel of its choice, and the Indemnifying Party shall pay all reasonable costs and expenses thereof (including the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim prior to the assumption of such defense by the Indemnifying Party) and shall be fully responsible for the outcome thereof, subject to the limitations set forth in this Article VI; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any Third Party Claims within thirty (30) days after the date of receipt of the Indemnified Party’s Claim Notice in respect of such Third Party Claims. If an Indemnifying Party does not, within thirty (30) days after its receipt of the Indemnified Party’s Claim Notice, furnish notice to the Indemnified Party of its assumption of the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its right to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claims because of the failure of the Indemnifying Party to do so in accordance with this Section 6.06(b), it may do so in such manner as it may deem appropriate, and the Indemnifying Party shall pay all reasonable costs and expenses of such defense, subject however to the limitations set forth in this Article VI. The Indemnifying Party shall have no liability with respect to any compromise or settlement of a Third Party Claim (including if the Indemnified Party consents to the entry of any judgment) that is effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

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(c)          Notwithstanding the provisions of Section 6.06(b), with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain one separate counsel to represent it and the Indemnifying Party shall pay the reasonable fees and expenses of such one separate counsel, but only if, and to the extent that: (i) there is a conflict of interest, as determined by written advice of independent counsel to the Indemnified Party, where representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel; (ii) the Indemnifying Party shall not have engaged counsel with respect to such Third Party Claim within thirty (30) days after the Indemnifying Party has elected to control the defense of such Third Party Claim; or (iii) the Indemnifying Party shall authorize, in writing, the Indemnified Party to engage separate counsel at the Indemnifying Party’s expense. For the avoidance of doubt, if there are multiple Indemnified Parties making indemnification claims with respect to the same Third Party Claim, the Indemnifying Party shall only be responsible under this Section 6.06(c) for a total of one separate counsel for all such Indemnified Parties together.

(d)          The Indemnifying Party may settle any Third Party Claim only if it is controlling the claim in accordance with Section 6.06(b). If any Indemnifying Party desires to settle any Third Party Claim, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), (i) settle or compromise such Proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Proceeding, claim or demand (other than customary confidentiality obligations) or (ii) settle or compromise any such Proceeding, claim or demand, in any manner that would be reasonably likely to adversely affect the Indemnified Party other than as a result of money damages or other money payments which are fully indemnified against by the Indemnifying Party.

Section 6.07         Procedures Regarding Non-Third Party Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (such claim, a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice with respect to such Direct Claim with reasonable promptness to the Indemnifying Party after becoming aware of the matters giving rise to such Direct Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party with respect to the Direct Claim, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, it shall be conclusively deemed a liability of the Indemnifying Party on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.

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Section 6.08         Exclusive Remedy; Limited Recourse, Etc. Except for Claims based on: (a) Purchaser’s or a Company’s breach of Section 4.07 or (b) actions for specific performance, injunctive relief or equitable remedies brought in accordance with this Agreement, the sole and exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees for any and all claims or Damages relating to or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement and the facts and circumstances relating and pertaining thereto (whether any such claim may be made in contract, breach of warranty, tort, or otherwise, and whether arising by statute, common law or otherwise) (but for the avoidance of doubt, excluding the Promissory Note, the License Agreement) shall be an action for indemnity pursuant to this Article VI, which shall be governed and limited by this Article VI. Without limiting the foregoing, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the Closing, to rescind this Agreement, the Related Agreements or any of the Contemplated Transactions.

Section 6.09         No Circular Recovery. Purchaser, the Companies and each potential Purchaser Indemnitee hereby agrees that it will not make any claim for indemnification against Seller by reason of the fact that such Purchaser, Company or potential Purchaser Indemnitee was a controlling person, director, employee or representative of Seller or any Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to any statute, Organizational Document, contract or otherwise) with respect to any claim brought by a Seller Indemnitee against Purchaser or any Company relating to this Agreement, the License Agreement, the Promissory Note, any other Related Agreement, or any of the transactions contemplated herein or therein. With respect to any claim brought by Purchaser, a Company or a Purchaser Indemnitee against Seller relating to this Agreement, the License Agreement, the Promissory Note, any other Related Agreement, or any of the transactions contemplated herein or therein, Purchaser, each Company and each Purchaser Indemnitee expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Seller with respect to any amounts owed by Purchaser, any Company or any Purchaser Indemnitee pursuant to Article VI.

Article VII
MISCELLANEOUS

Section 7.01         Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Seller:	with copies (which shall not constitute notice) to:

Elephant Talk Communications Corp. 100 Park Avenue, Suite 1600 New York, NY 10017 Attention: Erik Kloots Fax: (212) 880-6499 Attention: Elephant Talk Email address: erik.kloots@elephanttalk.com	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Attention: Barry I. Grossman Fax Number: (212) 370-7889 Email address: bigrossman@egsllp.com

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if to Purchaser:	with copies (which shall not constitute notice) to:
VSFT Holdings, Inc. c/o 94 Old Common Weathersfield, CT 06109 Attn: Patrick Carroll Facsimile: [insert fax number] Email address: pat.carroll@validsoft.com	Halket Weitz, LLP 1214 West Boston Post Road N277 Attn: Theodore Weitz Mamaroneck, NY 10543 Facsimile: (914) 993-1492 Email address: tweitz@halketweitz.com

Section 7.02         Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

Section 7.03         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either of Seller or the Purchaser without the prior written consent of the other parties and any purported assignment or delegation in violation thereof will be null and void; except that the Seller may assign its rights and obligations under this Agreement to any of the direct or indirect parent entities or subsidiaries of the Seller, or any successor to its business. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Article VI. Any attempted assignment in contravention of the foregoing restrictions on assignment or transfer shall be null and void ab initio. Subject to the foregoing language in this Section 7.03, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Except as provided in this Section 7.03, and except for the rights of Seller Indemnitees and Purchaser Indemnitees under Article VI, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and their respective successors and permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 7.04         Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, that certain Heads of Terms, dated as of September 1, 2016, between Purchaser and Seller) and constitutes (together with the Related Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. Except as specifically provided in Section 7.10, this Agreement may not be amended except by a written agreement executed by both parties hereto

Section 7.05         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought.

Section 7.06         GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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Section 7.07         Jurisdiction; Venue; Service of Process. Any suit, action or other Proceeding seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement or any of the Related Agreements shall be commenced and litigated only in the state or federal courts located in New York County, New York, and any appellate court thereof. Each party hereby irrevocably consents and submits to the jurisdiction and venue of such courts and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or Proceeding brought in such court and any claim that such suit, action or Proceeding brought in such court has been brought in an inconvenient forum or that such court lacks jurisdiction. Each party irrevocably consents to service of process in the manner provided for notices in Section 7.01, provided that such service results in the party being served actually receiving process. In addition, each party may be served in accordance with the laws of the State in which such party may be found or domiciled.

Section 7.08         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 7.09         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.10         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 7.11         Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described.

Section 7.12         Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings. Other capitalized terms are defined elsewhere in this Agreement.

(a)          “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.

(b)          “Change of Control” means (a) the sale of all or substantially all of the assets or business of any of the Purchaser or the Companies; (b) a merger, reorganization or consolidation involving any of the Purchaser or the Companies in which the equity holders of Purchaser or either of the Companies immediately prior to such transaction cease to own collectively fifty percent (50%) or more of the voting equity securities of the successor entity of Purchaser or either of the Companies (as applicable); or (c) the acquisition of fifty percent (50%) or more of the voting equity securities of any of Purchaser or the Companies by a person or group of persons acting in concert, in each case, whether through a single transaction or a series of related transactions; or (d) a change in the members representing a majority of the board of directors of Purchaser or any of the Companies as of the Closing Date.

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(c)          “Contemplated Transactions” means, collectively, all of the transactions contemplated by this Agreement and each of the Related Agreements.

(d)          “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e)          “Employee Benefit Plans” means, collectively, any plan, program, arrangement, agreement, or commitment that is a severance or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, pension, stock purchase, stock option, restricted stock, profit sharing, severance pay, life, health, disability, accident, medical insurance, vacation, or other employee benefit plan, program, arrangement, agreement or commitment of either of the Companies.

(f)          “Encumbrance” means any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or right of others.

(g)          “Governmental Authority” means any federal, state, local or foreign government or political subdivision or union thereof (including the European Union), or any department, agency or instrumentality or fully-owned or partially-owned enterprise of such government or political subdivision or union, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction

(h)           The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

(i)           “Intellectual Property Rights” means all rights of the following types of intellectual property, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and Moral Rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Technology; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

(j)             the terms “Knowledge” and “Known” and words of similar import mean:

(i)            with respect to Seller, shall mean the actual present knowledge of a particular matter by Seller or the executive officers and directors of Seller, without independent inquiry; provided that the knowledge of either of the Companies, the directors and executive officers of either of the Companies, Patrick Carroll and Alex Korff, respectively, shall not be included within the meaning of “Knowledge” or “known” as it applies to Seller or its officers and directors.

(ii)           with respect to the Purchaser, shall mean the actual present knowledge of a particular matter by the executive officers or directors of the Purchaser, provided it shall be assumed that Purchaser, and such executive officers and directors shall have made reasonable and customary inquiry of the matters in question.

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(iii)          with respect to either or both of the Companies related to matters arising prior to the Closing, shall mean the actual present knowledge of a particular matter by such Company the executive officers and directors of such Company, without independent inquiry.

(iv)          with respect to either or both of the Companies related to matters arising after the Closing, shall mean the actual present knowledge of a particular matter by the executive officers or directors of such Company, provided it shall be assumed that such Company, and such executive officers and directors shall have made reasonable and customary inquiry of the matters in question.

(k)          “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(l)           “Liabilities” means, collectively, any debt, obligation, or liability.

(m)           In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “Ordinary Course of Business” means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

(n)          “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

(o)          “Organizational Documents” means, collectively with respect to a Person that is a corporation, (a) the articles or certificate of incorporation of such Person, (b) the bylaws of such Person and (c) any other organizational or similar document pertaining to such Person.

(p)          “Permitted Encumbrances” means, collectively, (i) Encumbrances for Taxes or assessments and similar governmental charges or levies, which either are not delinquent or being contested in good faith and by appropriate proceedings; (ii) Encumbrances imposed by Law, such as carrier’s, warehousemen’s and mechanic’s liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due; (iii) Encumbrances in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances that do not materially interfere with the value or use by the Companies of their assets; (iv) good faith deposits in connection with contracts, including rent security deposits; and (v) the rights of landlords, lessors and/or licensors under any Contract under which a Company leases or licenses any property or rights.

(q)          “Person” means any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, or other legal entity or Governmental Authority.

(r)           “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such Tax period ending on (and including) the Closing Date.

(s)          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

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(t)           “Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.

(e)          “Related Agreements” means, collectively, all agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement, as well as all exhibits, annexes, and schedules to any of the foregoing.

(u)          “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, investment bankers and other financial advisors.

(v)          “Straddle Period” means any Tax period that begins on or before the Closing Date and ends thereafter.

(w)         “Tax” (including, with correlative meaning, “Taxes”) means, with respect to either of the Companies, (a) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add on minimum tax, customs duty or other tax, fee, assessment or charge of any kind whatsoever, together with any interest and penalty, addition to tax or additional amount imposed by any Governmental Authority in connection with the determination, assessment, collection, refund, or payment of any Tax, including any amendments thereto and (b) any liability for the payment of any amounts of the type described in paragraph (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as transferee or successor, by contract or otherwise (excluding commercial Contracts where any such tax sharing, tax indemnity or tax allocation is given in the ordinary course of business and incidental to such Contract).

(x)          “Tax Return” means any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax, including any amendments thereto.

Section 7.13         Transfer Taxes; Recording Charges. Notwithstanding anything contained herein to the contrary, all transfer, documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the completion of the Contemplated Transactions (“Transfer Taxes”) shall be paid by Purchaser. Purchaser shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and Seller shall provide reasonable cooperation to Purchaser in connection with the preparation and filing of such Tax Returns and other documentation.

Section 7.14          Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.

Section 7.15          Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which may be delivered by and among the parties by facsimile or other electronic transmission, and each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

PURCHASER:
VSFT Holdings, Inc.

By:

Name:

Title:

SELLER:
ELEPHANT TALK COMMUNICATIONS CORP.

By:

Name:

Title:

ValidSoft Limited:

By:

Name:

Title:

ValidSoft UK Limited:

By:

Name:

Title:

[Signature Page to Share Purchase Agreement]